Exhibit 99.1

Golub Capital BDC, Inc. Schedules Release of

Third Quarter 2013 Financial Results

CHICAGO, IL, July 12, 2013 - Golub Capital BDC, Inc., a business development company (NASDAQ: GBDC, www.golubcapitalbdc.com), announced today that it will report its financial results for the third fiscal quarter ended June 30, 2013 on Thursday, August 8, 2013 before the open of the financial markets.

Golub Capital BDC, Inc. will host an earnings conference call at 1:00 p.m. (Eastern Time) on Thursday, August 8, 2013 to discuss the quarterly financial results.

All interested parties may participate in the conference call by dialing (800) 915-4217 approximately 10-15 minutes prior to the call; international callers should dial (212) 271-4651. Participants should reference Golub Capital BDC, Inc. when prompted. An archived replay of the call will be available shortly after the call until 3:00 p.m. (Eastern Time) on September 7, 2013. To hear the replay, please dial (800) 633-8284. International dialers, please dial (402) 977-9140. For all replays, please reference program ID number 21667941.

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. principally invests in senior secured, one stop, subordinated and second lien loans of middle-market companies that are, in most cases, sponsored by private equity investors. Golub Capital BDC, Inc.’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

With over $8 billion of capital under management, Golub Capital is a leading provider of financing solutions for the middle market, including one-loan financings (through the firm's proprietary MiniGOLD, GOLD, and MegaGOLD facilities), senior, second lien, and subordinated debt, preferred stock and co-investment equity. The firm underwrites and syndicates senior credit facilities up to $300 million. Golub Capital's hold sizes range up to $250 million per transaction.

Golub Capital has been a top 3 Traditional Middle Market Bookrunner each year from 2008 through 1Q 2013 for senior secured loans of up to $100 million for leveraged buyouts (according to Thomson Reuters LPC and internal data; based on number of deals). In 2012, Golub Capital was awarded the ACG New York Champion's Award for "Senior Lender Firm of the Year" and "Lender Firm of the Year" by M&A Advisor. Golub Capital is a national firm with principal offices in Chicago and New York. For more information, please visit the firm's website at www.golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune
312-284-0111
rteune@golubcapital.com

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